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                                                                     EXHIBIT 6.1

                           EXCLUSIVE LICENSE AGREEMENT

      AGREEMENT, dated April 10, 2000 (the "Effective Date"), between THE TRUSTEES OF COLUMBIA UNIVERSITY IN THE CITY OF NEW YORK, a New York corporation ("Columbia"), and SENTIGEN CORP. a Delaware corporation ("Company") and a wholly-owned subsidiary of Prime Cellular Inc. ("PCI").

      1.    Definitions.

            (a) "Affiliate" shall mean any corporation or other business entity that directly or indirectly controls, is controlled by, or is under common control with the Company. Control means ownership of more than 50% of the voting stock or other voting interest of a corporation or other business entity.

            (b) "First Anniversary Date" shall mean the date occurring one year after the Effective Date of this Agreement, and each annual anniversary thereafter shall be referred to as the Second Anniversary Date, Third Anniversary Date, etc.


            (c) "Licensed Patents" shall mean the United States patents and/or patent applications listed in EXHIBIT A, which is attached hereto and incorporated as a part hereof; United States patents issued from the applications listed in EXHIBIT A, from any divisionals and continuations of these applications and any reissues of such United States patents; claims of continuation-in-part applications and patents directed to subject matter specifically described in the applications listed in EXHIBIT A; and claims of all foreign patent applications and/or patents or related patent documents which are directed to subject matter specifically described in the United States patents and/or patent applications listed in EXHIBIT A, including any provisionals, substitutions, renewals, reissues, extensions, confirmations, reexaminations or registrations thereof.

            (d) "Licensed Product/Services" shall mean (i) any product or service the development, manufacture, use, sale, distribution, rental or lease of which is covered by a claim of a Licensed Patent that has neither expired nor has been declared invalid by a court from which no appeal has been or can be taken, and/or (ii) any product or service that involves the use of or incorporation, in whole or in part, of Licensed Technical Information.

            (e) "Licensed Technical Information" shall mean knowhow, confidential information, and physical materials (including certain cells, proteins, etc.) existing as of the Effective Date

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 and conveyed by Columbia to the Company relating to the Licensed Patents, including, without limitation, that which is set forth and listed in EXHIBIT B, which is attached hereto and incorporated herein;provided, however, that any such knowhow, information and materials shall cease to be Licensed Technical Information when the Company's obligations of confidentiality expire under
Section 9(b) hereof.

            (f) "Net Sales" shall mean the total of all fees, payments, and other consideration received by the Company and any Affiliate for the manufacture, use, sale, rental or lease of Licensed Products/Services, less returns and customary trade discounts actually taken, outbound freight, value added, sales or use taxes, custom duties and similar charges. In the case of transfers of Licensed Products/Services by the Company to an Affiliate for sale, rental, or lease of such Licensed Products/Services by such Affiliate to third parties, net sales shall be based upon the greater of (i) the total fees, payments, and other consideration charged by the Company to the Affiliate and
(ii) the total fees, payments and other consideration charged by the Affiliate to third parties. With respect to a system or combination product comprised of components constituting Licensed Products/Services and components not constituting Licensed Products/Services, such fees, payments and other consideration shall be based upon the value of the component that constitutes Licensed Products/Services only. In the event such component is not sold individually, Net Sales shall be based upon an allocation to be mutually agreed to in good faith by Columbia and the Company, based upon the proportion of the value of such system or combination product reasonably attributable to the Licensed Products/Services. Notwithstanding anything herein to the contrary, Net Sales shall not include any fees, payments or other consideration which constitutes "Sublicensee's Net Sales."

            (g) "Sublicensee" shall mean any third party to whom the Company has granted a sublicense pursuant to this Agreement.

            (h) "Sublicensee's Net Sales" shall mean the total of all fees, payments and other consideration received by a Sublicensee for the manufacture, use, sale, rental or lease of Licensed Products/Services, less returns and customary trade discounts actually taken, outbound freight, value added, sales or use taxes, custom duties and similar charges. With respect to a system or combination product comprised of components constituting Licensed Products/Services and components not constituting Licensed Products/Services, such fees, payments and other consideration shall be based upon the value of the component that constitutes Licensed Products/Services only. In the event that such component is not sold individually, Sublicensee's Net Sales shall be based upon an allocation to be mutually agreed to in good faith by Columbia and the Company, based upon the proportion of the value of such system or combination product reasonably attributable to the Licensed Products/Services.

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            (i) "Territory" shall mean the entire world.

      2.    License Grant.

            (a) Columbia grants to the Company, upon and subject to all the terms and conditions of this Agreement:

                  (i) an exclusive license under the Licensed Patents to develop, manufacture, have made, import, use, sell, have sold, distribute, rent or lease Licensed Products/Services throughout the Territory, together with a right to grant sublicenses in accordance with subsection (b) below,
   Section 3(c) and the terms of this Agreement;

                  (ii) an exclusive license to use Licensed Technical Information to develop, manufacture, have made, import, use, sell, have sold, distribute, rent or lease Licensed Products/Services throughout the Territory, together with a right to grant sublicenses in accordance with subsection (b) below, Section 3(b) and the terms of this Agreement.

            (b) Columbia grants to the Company the right to grant sublicenses of the above-granted rights to third parties, provided that: (i) the Sublicensee agrees to abide by all the terms and provisions of this Agreement applicable to it; (ii) the Company remains fully liable for the performance of its and its Sublicensee's obligations hereunder; (iii) the Company notifies Columbia of any grant of a sublicense and provides to Columbia upon Columbia's request a copy of any sublicense agreement; and (iv) no such sublicense shall relieve the Company of its obligations to pay to Columbia any license fees, royalties and other payments under Section 3 of the Agreement. Any such sublicense shall satisfy the Company's obligations under Section 6 hereof to exercise its own commercially reasonable efforts to develop and market Licensed Products/Services, if and to the extent such sublicense provides for the Sublicensee to use its commercially reasonable efforts to market the product that is the subject thereof; provided, however, that the Company shall not be relieved of its obligation under Section 6 to exercise its own commercially reasonable efforts to develop and market Licensed Products/Services, to the extent its Sublicensee fails to do so.

            (c) All rights granted by Columbia to the Company under this Agreement are subject to, and shall be construed in accordance with, the requirements of 35 U.S.C. Sections 200 et seq., as amended, and its implementing regulations and policies. Without limitation of the foregoing, the Company agrees that, to the extent required under applicable law, any Licensed Products/Services used, sold,

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distributed, rented or leased by the Company, and Affiliate or a Sublicensee in the United States will be manufactured substantially in the United States.

            (d) All rights not specifically granted herein are reserved to Columbia,

      3.    Royalties and Payment.

            (a) In consideration of the licenses granted under Section 2(a)(i) and (ii) of this Agreement, the Company shall pay to Columbia a royalty of 1% of Net Sales in accordance with Section 4 hereof and shall deliver to Columbia, simultaneously with the execution of this Agreement, 75,000 shares of the Common Stock of PCI ("Shares"). The Company represents and warrants to Columbia that the Shares have been duly authorized and are legally and validly issued, fully paid and non-assessable.

            (b) "Piggy-Back" Registration.

                  (i) Grant of Right. PCI shall include the Shares as part of any registration statement filed by PCI (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-4 and Form S-8 or any equivalent form), provided, however, that if, in the written opinion of PCI's managing underwriter or underwriters, if any, for such offering, the inclusion of the Shares, when added to the securities being registered by PCI or the selling stockholder(s), will exceed the maximum amount of PCI's securities that can be marketed (i) at a price reasonably related to their then current market value, or (ii) without materially and adversely affecting the entire offering, PCI shall nevertheless register all or any portion of the Shares required to be so registered but such Shares shall not be sold by Columbia until 90 days after the registration statement for such offering has become effective and provided further that, if any securities are registered for sale on behalf of other stockholders in such offering and such stockholders have not agreed to defer such sale until the expiration of such 90 day period, the number of securities to be sold by all stockholders in such public offering during such 90 day period shall be apportioned pro rata among all such selling stockholders, according to the total amount of securities of PCI owned by said selling stockholders.

                  (ii) Terms. PCI shall bear all fees and expenses attendant to registering the Shares, but Columbia shall pay any and all commissions on the sale of the Shares and the expenses of any legal counsel selected by Columbia to represent them in connection with the sale of the Shares. PCI's obligation to include the Shares on such registration statement shall continue to be given for each registration statement filed by PCI until the earlier of (i) such time as all of the

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   Shares have been sold by Columbia, or (ii) the Second Anniversary Date, or
   (iii) such time as Columbia could sell all of such Shares during a three-month period under Rule 144, PCI shall give Columbia notice that Columbia has been included in such registration statement on the date of filing of such registration statement. Columbia may withdraw any or all of its shares from any such registration prior to such registration being declared effective by the Securities and Exchange Commission. Notwithstanding the provisions of this Section 3(b), PCI shall have the right at any time after it shall have given written notice of its intention to file a registration statement (irrespective of whether a written request for inclusion of any Shares shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

            (c) Sublicense Royalties/Fees. In consideration of the Company's right to sublicense third parties granted under Section 2(b) of this Agreement, the Company shall make additional payments to Columbia as follows:

                  (i) 1 % of Sublicensee's Net Sales; and

                  (ii) 3% of all other gross revenues, fees, payments and consideration (including any debt and/or equity securities or instruments), or any part thereof, received by the Company from such Sublicensee as full or partial consideration for the grant of any sublicense by the Company pursuant to Section 2(b) of this Agreement.

            (d) Notwithstanding the above, Columbia shall not be entitled to arty amounts under subsection (c)(ii) hereinabove, to the extent such amounts received by the Company from its Sublicensees constitute bona fide research and development funding related to potential Licensed Products/Services.

            (e) With respect to revenues obtained by the Company in foreign countries, the Company shall make royalty payments to Columbia in the United States in United States dollars. Royalty payments for transactions outside the United States shall first be determined in the currency of the country in which they are earned, and then converted to United States dollars using the interbank commercial rate of exchange as published by Citibank on the day prior to the closing of such transaction.

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      4.    Reports and Payments.

            (a) On or before the fifteenth business day after the end of each calendar quarter during the term of this Agreement, the Company shall submit to Columbia a written report with respect to the preceding calendar quarter (the "Payment Report") stating:

                  (i) Net Sales by the Company and any Affiliate during such quarter;

                  (ii) In the case of transfers of Licensed Products/Services by the Company to an Affiliate for sale, rental or lease of such Licensed Products/Services by the Affiliate to third parties, Net Sales by the Company to the Affiliate and Net Sales by the Affiliate to third parties during such quarter;

                  (iii) Amounts accruing to, and received by, the Company from its Sublicensees during such quarter;

                  (iv) Sublicensee's Net Sales during such quarter; and

                  (v) A calculation under Section 3 of the amounts due to Columbia, making reference to the application of each subsection hereof.

            (b) Simultaneously with the submission of each Payment Report, the Company shall make payments to Columbia of the amounts due for the calendar quarter covered by the Payment Report. Payment shall be by check payable to The Trustees of Columbia University in the City of New York and sent to the following address:

                          Columbia Innovation Enterprise
                          General Post Office
                          P.O. Box 29944
                          New York, New York 10087-9944

or to such other address as Columbia may specify by notice hereunder.

            (c) The Company shall maintain at its principal office usual books of account and records showing its actions under this Agreement. Upon reasonable notice, such books and records shall be open to inspection and copying, during usual business hours, by an independent certified public accountant to whom the Company has no reasonable objection, for three years after the calendar quarter to which they pertain, for purposes of verifying the accuracy of the amounts paid by the Company under this Agreement. In the event that such review reveals that any payment to Columbia was understated by more than 10%, the

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Company shall pay, within ten days after demand by Columbia, the reasonable cost of such review, unless a bonafide dispute exists as to the amount of payment or of the review.

      5.    Reservation of Rights for Research Purposes; Freedom of Publication.

            (a) Columbia reserves for itself and the Howard Hughes Medical Institute ("HHMI"), the right to use the Licensed Patents and Licensed Technical Information for their noncommercial research purposes. In addition, Columbia reserves the right to permit other non-profit or governmental entities or individuals employed by non-profit or governmental entities to use such Licensed Patents and Licensed Technical Information solely for noncommercial research purposes provided that such entities and/or individuals execute an agreement substantially in the form of the sample Materials Transfer Agreement ("MTA"), annexed hereto as EXHIBIT C.

            (b) The Company acknowledges that Columbia is dedicated to free scholarly exchange and to public dissemination of the results of its scholarly activities. Columbia, HHMI and their faculty and employees shall have the right to publish, disseminate or otherwise disclose the results of its research with respect to the Licensed Patents or Licensed Technical Information.

      6.    Diligence.

            (a) The Company shall use its commercially reasonable efforts to research, develop and market Licensed Products/Services for commercial sale and distribution throughout the Territory, and to such end, no later than the First Anniversary Date of this Agreement, PCI shall have contributed to the Company an aggregate of at least $1.0 million (or, alternatively, the Company shall raise such amount through the issuance and sale of its securities); and

            (b) In addition to subsection (a) above, for each six (6) month period ("Semiannual Period") commencing on the Second Anniversary Date of this Agreement, and continuing for each Semiannual Period up to the Fourth Anniversary Date of this Agreement, the Company shall be required to demonstrate to the reasonable satisfaction of Columbia that it has expended no less than:
(i) $50,000 during each such Semiannual Period for the bona fide research and development of Licensed Products/Services; or (ii) an aggregate of $100,000 during two consecutive Semiannual Periods for the bona fide research and development of Licensed Products/Services; or (iii) has been involved in active negotiations to conclude a financing transaction, joint venture, strategic alliance, or other similar agreement, which will provide the Company with at least $ 1,000,000 in additional funding directly related to the research, development and/or commercialization of Licensed Products/Services (hereafter "New Funding Transaction"). The Company

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will be deemed to have consummated a New Funding Transaction if PCI contributes an additional $1,000,000 to it (i.e., over and above the $ 1,000,000 referred to in Section 6(a) above). In the event that the Company completes a New Funding Transaction, this Section 6(b) shall be deemed satisfied for the Semi-Annual Period in which it is consummated and all Semi-Annual Periods thereafter.

            (c) In the event that Company fails to fulfill its obligations set forth in subsection (b), the Company shall pay Columbia the sum of $25,000.00 with respect to that Semiannual Period(s) to which it failed to meet any of its obligations thereunder; which sum shall be creditable against any royalties or fees due Columbia pursuant to Section 3(a) or 3(c) of this Agreement. Failure to make the $25,000 payment due under this subsection (c) within thirty (30) days after written notice from Columbia shall result in Columbia having the option of terminating all of the exclusive licenses granted under Section 2 in accordance with Section 16 of this Agreement, or converting any or all of such exclusive licenses to nonexclusive licenses.

            (d) Notwithstanding any other provision of this Agreement: (X) the Company not fulfilling its obligations under Sections 6(a) or 2(c), or, (Y) failure, prior to the Fourth Anniversary Date of this Agreement, to enter into and conclude a definitive agreement for a New Funding Transaction, or, in the alternative, failure to make at least $150,000 in aggregate expenditures over three (3) consecutive Semiannual Periods (as provided in Section 6(b)) for the bona fide research and development of Licensed Products/Services, shall result in Columbia having the option of terminating all of the exclusive licenses granted under Section 2 in accordance with Section 16 of this Agreement, or converting any or all of such exclusive licenses to nonexclusive licenses within thirty (30) days after written notice from Columbia.

            (e) Upon Columbia's request made no more often than every six (6) months after the Effective Date of this Agreement, the Company shall report in writing to Columbia on progress made toward the diligence objectives set forth above, including updated business plans, together with the amount of research and development monies related to Licensed Products/Services and expended during that time period, unless such reports are available to the Company on a quarterly basis and in such case they will be provided to Columbia on a quarterly basis.

      7.    Patent Prosecution and Maintenance.

            (a) Columbia, by counsel it selects to whom the Company has no reasonable objection, in cooperation and consultation with counsel appointed by the Company, will prepare, file, prosecute and maintain all Licensed Patents in Columbia's name and in countries designated by the Company. Company will reimburse Columbia for any such expenses incurred after the Effective Date for

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filing, prosecuting and maintaining such Licensed Patents, including reasonable attorneys' fees, the costs of any interference proceedings, reexaminations, or any other exparte or inter partes administrative proceeding before patent offices, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges.

            (b) Expenses under this Section 7 shall be invoiced by and reimbursed to Columbia by the Company on a semiannual basis.

            (c) If, following the Effective Date of this Agreement, the Company does not wish to have a patent application filed or prosecution of a Licensed Patent continued in a particular country or countries, the Company shall notify Columbia and, thereafter, Columbia may file such application or continue such prosecution only at its own expense, and the Company will have no further rights under the involved application or patents (including the right to make, have made, use or sell, have sold, rent, distribute and/or lease Licensed Products/Services) in such country or countries. In such event, Columbia will be free to grant a license under the involved application, or patents for such country or countries to any other person or persons on any terms, provided that such license will be limited to development, use, sale and distribution within such country or countries and will require any products produced under such license to be labeled accordingly. The Company will be deemed not to want to file or continue prosecution of the involved application or patents in a particular country or countries if it fails to respond within thirty (30) days to a written inquiry from Columbia concerning such filing or continued prosecution.

            (d) If, following the Effective Date of this Agreement, Columbia does not wish to have a patent application filed or prosecution or maintenance of a Licensed Patent continued in a particular country or countries or to file a patent relating to or based on the Licensed Technical Information, the Company may file, in the name of Columbia, such application or continue such prosecution or maintenance at its own expense, unless Columbia asserts a reasonable objection to such patent filing, prosecution or maintenance, and Columbia will execute all documents and instruments and provide such information as necessary or appropriate to file such patent application or continue such prosecution, and any such similar rights shall be subject to this Agreement.

      8.    Infringement.

            (a) If Columbia, in its sole discretion, decides to protect its Licensed Patents from infringement and prosecute an infringer at its own expense, any recovery by Columbia in such proceedings shall first be used to reimburse Columbia for its reasonable costs and legal fees incurred to conduct such proceedings and the balance of the recovery shall be distributed 80% to the Company, and 20% to Columbia.

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            (b) If the Company shall have supplied Columbia with written evidence demonstrating infringement of a claim of a Licensed Patent by a third party selling products in competition with the Company or any of its Affiliates or Sublicensees, the Company may by notice request that Columbia take steps to assert the Licensed Patent. Unless Columbia shall within three months of the receipt of such notice either (i) cause such infringement to terminate or (ii) initiate legal proceedings against the infringer, the Company, upon notice to Columbia, may initiate legal proceedings against the infringer at the Company's expense. Columbia agrees to be joined as a party to any such proceeding if required pursuant to the procedural rules of the jurisdiction in which such proceeding is prosecuted and to take any action required to be so joined. The Company may deduct from payments due hereunder to Columbia 50% of the reasonable costs and legal fees incurred to conduct such proceedings, but in no event shall any payment due for any calendar quarter be reduced by more than 50% of the amount otherwise due to Columbia hereunder. Any recovery by the Company in such proceedings shall first be used to reimburse the Company for its reasonable costs and legal fees incurred to conduct such proceedings and next to pay to Columbia an amount equal to all amounts withheld from Columbia by the Company under this Section 8 during the pendency of the proceedings. The balance of the recovery shall be distributed 80% to the Company, and 20% to Columbia.

            (c) In the event one party shall initiate or carry on legal proceedings to enforce any Licensed Patent against an alleged infringer, the other party shall use its best efforts to reasonably cooperate fully with and shall supply all assistance reasonably requested by the party initiating or carrying on such proceedings. The party that institutes any proceeding to protect or enforce a Licensed Patent shall have sole control of that proceeding and shall be responsible for the reasonable expenses incurred by said other party in providing such assistance and cooperation as is requested pursuant to this paragraph.

      9.    Confidentiality.

            (a) Except to the extent required to develop, manufacture, use, sell, have sold, distribute, rent, lease or sublicense Licensed Products/Services or to the extent required by law, statute or regulation or order of any court or by rule or order of any governmental agency or body, the Company will not disclose or distribute the Licensed Patents or Licensed Technical Information to any third party, without Columbia's written permission. Notwithstanding the foregoing, the Company can disclose the Licensed Patents and Licensed Technical Information in reports filed with the Securities and Exchange Commission and other governmental agencies.

            (b) The obligations of confidentiality under this Section 9 do not apply to any Licensed Patents or Licensed Technical Information which:

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                  (i) was known to the Company prior to receipt thereof from
   Columbia;

                  (ii) was or becomes a matter of public information or publicly available through no act or failure to act on the part of the Company;

                  (iii) is acquired by the Company from a third party entitled to disclose it to the Company; or

                  (iv) the Company develops independently.

      10.   Disclaimer of Warranty; Limitations of Liability.

            (a) Columbia hereby represents and warrants to the Company that, to its knowledge, Columbia owns the Licensed Patents and Licensed Technical Information and has the right to license such Licensed Patents and Licensed Technical Information to the Company hereunder. Except as set forth in the preceding sentence, nothing in this Agreement shall be construed as a warranty or representation by either party as to the validity of any Licensed Patent. Nothing in this Agreement shall be construed as a warranty or representation by either party that anything developed, manufactured, used, sold, rented, leased, or otherwise disposed of under any license granted under this Agreement is or will be free from infringement of domestic or foreign patens or other proprietary interests (including copyright) of other parties. COLUMBIA IS LICENSING THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, AND THE SUBJECT OF ANY OTHER LICENSE HEREUNDER TO THE COMPANY, ON AN "AS IS" BASIS. EXCEPT AS SET FORTH IN THE FIRST SENTENCE OF THIS SUBSECTION, COLUMBIA MAKES NO WARRANTIES EITHER EXPRESS OR IMPLIED OF ANY KIND, AND HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND AS TO THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE SUBJECT OF ANY LICENSE HEREUNDER AND/OR LICENSED PRODUCTS/SERVICES, INCLUDING BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY, FITNESS, ADEQUACY OR SUITABILITY FOR A PARTICULAR PURPOSE, USE OR RESULT, AND ANY WARRANTIES OF FREEDOM OR INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS. NEITHER COLUMBIA, NOR ANY EMPLOYEE OR AGENT OF COLUMBIA, SHALL HAVE ANY LIABILITY TO THE COMPANY, ITS AFFILIATES OR ANY OTHER PERSON ARISING OUT OF THE USE OF LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE SUBJECT OF ANY LICENSE HEREUNDER OR LICENSED PRODUCTS/SERVICES BY THE COMPANY, ITS AFFILIATES, OR ANY OTHER PARTY FOR ANY REASON, INCLUDING BUT NOT LIMITED TO, THE UNMERCHANTABILITY, INADEQUACY OR

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UNSUITABILITY OF THE LICENSED PATENTS, LICENSED TECHNICAL INFORMATION, THE
SUBJECT OF ANY LICENSE HEREUNDER OR LICENSED PRODUCTS/SERVICES FOR ANY PARTICULAR PURPOSE OR TO PRODUCE ANY PARTICULAR RESULT, OR FOR ANY LATENT DEFECTS THEREIN.

            (b) In no event will Columbia, HHMI, or their respective trustees, officers, agents, employees be liable to the Company or to any other party, for any loss or damages, consequential, incidental, indirect or otherwise, including, but not limited to time, money, or good will, arising from the use, operation or application of the Licensed Patents, Licensed Technical Information, the subject of any license hereunder or Licensed Products/Services by the Company or its Affiliates. In no event shall Columbia's liability to the Company exceed the payments made to Columbia by Company under this Agreement.

      11.   Prohibition Against Use of Columbia's Name.

            Except as required by law, statute or regulation or order of any court or by rule or order of any governmental agency or body, the Company will not use the name, insignia, or symbols of Columbia, HHMI, their respective faculties or departments, or any variation or combination thereof, or the name of any trustee, faculty member, other employee, or student of Columbia or HHMI, for any purpose whatsoever without Columbia's and/or HHMI's, as the case may be, prior written consent. Notwithstanding the foregoing, the Company shall be permitted to identify Columbia, HHMI and Dr. Richard Axel as the holder and inventor of the Licensed Patents and Licensed Technical Information when required to identify such persons in the context of bona fide commercial negotiation entered into in connection with the exploitation of Licensed Products/Services or if required to do so in connection with the Company's or its Affiliates' disclosure obligations under applicable securities laws, rules or regulations.

      12.   Compliance with Government Obligations.

            (a) Each of the Company and Columbia shall comply upon reasonable notice from the other party with all governmental requests directed to either Columbia or the Company and provide all information and assistance necessary to comply with the governmental requests.

            (b) The Company shall use commercially reasonable efforts to insure that research, development, manufacturing and marketing under this Agreement complies with all government regulations in force and effect including, but no limited to, Federal, state and municipal legislation.

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      13,   Indemnity: Assumption of Defense and Insurance.

            (a) The Company will indemnify and hold Columbia harmless against any and all actions, suits, claims, demands, prosecutions, liabilities, costs, expenses, damages, deficiencies, loss or obligations (including reasonable attorneys' fees) (hereinafter "Damages") based on or arising out of (i) the development, manufacture, packaging, use, sale, rental or lease by the Company or Sublicensee of Licensed Products/Services, even if altered for use for a purpose not intended, (ii) the use of Licensed Patents or Licensed Technical Information by the Company, its Affiliates, its Sublicensees or its (or their) customers and (iii) the breach of any representation made or warranty given by the Company, its Affiliates or Sublicensees with respect to Licensed Products/Services, Licensed Patents or Licensed Technical Information; provided, however, that the indemnification provided by this Section 13 shall not inure to the benefit of Columbia with respect to any Damages that are determined with finality by a court of last resort to result from the gross negligence or willful misconduct of Columbia or HHMI.

            (b) HHMI, and its trustees, officers, employees, and agents (collectively, "HHMI Indemnitees"), will be indemnified, defended by counsel acceptable to HHMI, and held harmless by the Company from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys' fees and other costs and expenses of defense) (collectively, "Claims"), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee.

            (c) If any action is brought against Columbia or HHMI in respect of which indemnity may be sought against the Company pursuant to Sections 13(a) or 13(b), Columbia or HHMI, as the case may be, shall promptly notify the Company in writing of the institution of such action and the Company shall assume the defense of such action, including the engagement and fees of counsel, who shall be the same counsel representing the Company, except as set forth in this
Section 13. Columbia and HHMI shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Columbia or HHMI unless (i) the engagement of such counsel shall have been authorized in writing by the Company, or (ii) the Company shall not have timely engaged counsel to handle the defense of such action, or (iii) there are defenses available to Columbia or HHMI which are different from or additional to those available to the Company and there is a conflict of interest in having the Company's counsel represent Columbia or HHMI as well (in which case the Company shall not have the right to direct the defense of such action on behalf of Columbia or HHMI), in any of which events the fees

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and expenses of not more than one additional firm of attorneys selected by
Columbia or HHMI shall be borne by the Company. Notwithstanding anything to the contrary contained herein, even if Columbia or HHMI shall assume the defense of such action as provided above, the Company shall have the right to approve the terms of any settlement of such action, which approval shall not be unreasonably withheld.

            (d) The Company shall maintain, during the term of this Agreement, commercial general liability insurance, including product liability insurance, with reputable and financially secure insurance carriers reasonably acceptable to Columbia to cover the activities of the Company, its Affiliates and its Sublicensees, for minimum limits of $2,000,000 combined single limit for bodily injury and property damage per occurrence and in the aggregate. Such insurance shall include Columbia, HHMI, their respective trustees, directors, officers, employees and agents as additional insureds. The Company shall furnish a certificate of insurance evidencing such coverage, with thirty days' written notice to Columbia and HHMI of cancellation or material change.

            (e) The Company's insurance shall be primary coverage; any insurance Columbia and/or HHMI may purchase shall be excess or noncontributory, Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement.

            (f) The Company shall at all times comply with all statutory workers' compensation and employers' liability requirements covering its employees with respect to activities performed under this Agreement.

      14. Marking. Prior to the issuance of patents, the Company will mark Licensed Products/Services made, sold, or otherwise disposed of by it under the license granted in this Agreement with the words "Patent Pending," and following the issuance of one or more patents, with the numbers of such patents.

      15. Export Control Laws. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed from time to time by the government of the United States of America. Furthermore, each party hereto agrees that it will not export, directly or indirectly, any technical information acquired from the other under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

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

      16.   Breach and Cure.

            (a) In addition to applicable legal standards, subject to subsection
(b) below, the Company shall be considered to be in material breach of this Agreement for: (i) failure to pay fully amounts due pursuant to Section 3 and payable pursuant to Section 4, unless a bona fide dispute exists as to the amount payable hereunder (it being understood that a determination in accordance with Section 4(c) of this Agreement that any payment was understated shall not constitute a material breach of this Agreement); (ii) material and substantial failure of the Company to meet its obligations under Section 6 of this Agreement; (iii) material and substantial failure to reimburse Columbia for or pay fully and promptly the costs of prosecuting and maintaining Licensed Patents pursuant to Section 7 within fifteen (15) business days following a written request from Columbia; or (iv) material and substantial failure to comply with governmental requests directed to Columbia or the Company pursuant to Section 12(b) within fifteen (15) business days following a written request from Columbia.

            (b) Either party shall have the right to cure its material breaches under this Agreement. The cure shall be effected within a reasonable period of time but in no event later than ninety (90) days after notice of any breach given by the non-breaching party.

      17.   Representations of Columbia with Respect to Securities Matters.

            Columbia warrants and represents to the Company and PCI as follows:

            (a) Columbia acknowledges and is aware that there is no assurance as to the future performance of PCI and has received no representation or warranty from PCI or any of their respective officers, directors, employees or agents in respect of its investment in PCI.

            (b) Columbia is purchasing the Shares for its own account for investment and not with a view to or for sale in connection with the distribution of the Shares, nor with any present intention of selling or otherwise disposing of all or any part of the Shares. Columbia acknowledges that
(i) the purchase of the Shares is a long-term investment, (ii) Columbia may have to bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933 and, notwithstanding the registration rights granted herein, the Shares may never be registered and cannot be resold, pledged, assigned, or otherwise disposed of unless they are subsequently registered under said Securities Act and under applicable securities laws of certain states or an exemption from such registration is available. Columbia understands that PCI is under no obligation to register the Shares except

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

as set forth herein. Columbia authorizes PCI to place a legend on the common stock denoting the restrictions on the Shares.

            (c) Columbia has been given access to full and complete information regarding PCI and has utilized such access to its satisfaction for the purpose of obtaining information, and it has either met with or been given reasonable opportunity to meet with officers of PCI for the purpose of asking questions of, and receiving answers from, such officers the business and operations of PCI and to obtain any additional information, to the extent reasonably available.

            (d) Columbia has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares and have obtained, in its judgment, sufficient information from PCI to evaluate the merits and risks of an investment in PCI.

            (e) Columbia has relied solely upon its own investigation in making a decision to invest in PCI.

      18.   Term of Agreement.

            (a) This Agreement shall be effective as of the date first set forth above and shall continue in full force and effect until its expiration or termination in accordance with this Section 18.

            (b) Unless terminated earlier under any provisions of this Agreement, the term of the licenses granted hereunder shall extend, on a country by country basis and Licensed Product/Service by Licensed Product/Service basis, until the later of (i) the date of expiration of the last to expire of the Licensed Patents relating to such Licensed Product/Service, or (ii) the date ten
(10) years from the first sale of such Licensed Product/Service. Thereafter, the Company shall receive a fully paid up license with respect to such Licensed Product/Service.

            (c) The license granted under this Agreement may be terminated by
Columbia: (i) upon ninety (90) days written notice to the Company if Columbia elects to terminate in accordance with Section 6(c) and/or 6(d), as applicable; or (ii) upon written notice to the Company for the Company's material breach of the Agreement and the Company's failure to cure such material breach in accordance with Section 16(b); or should the Company file a petition under any bankruptcy or insolvency act or have any such petition filed against it and such petition not be dismissed or withdrawn within sixty (60) days from the date of filing.

            (d) Notwithstanding the foregoing, Company shall have the right, on a country-by-country basis, to terminate, upon ninety (90) days written notice to Columbia, the license rights granted

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

under Section 2 of this Agreement with respect to any Licensed Patent(s) and/or Licensed Technical Information. In such event, such license rights granted to Company under Section 2 of this Agreement, with respect to such Licensed Patent(s), Licensed Technical Information and/or specific country in the Territory shall terminate, and Columbia shall be free, in the exercise of its sole discretion, to license or otherwise transfer such right(s) to any party as it deems appropriate. In the event of such termination by Company under his subsection (d), all other terms and conditions of this Agreement shall remain in full force an effect.

            (e) Upon any termination of this Agreement pursuant to Section 18(c)(i) or (ii), all sublicenses granted by the Company under it shall be assigned to Columbia.

            (f) Sections 4, 9, 10, 11, 12, 13, 18(f), 19 and 23 wi11 survive any termination or expiration of this Agreement.

      19. Notices. All notices, requests, demands and consents and other communications to be given, delivered or otherwise made hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person, by overnight courier, or duly sent by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the address or listing all parties:

   if to Columbia, to:         Executive Director
                               Columbia Innovation Enterprise
                               Columbia University
                               Engineering Terrace -- Suite 363
                               500 West 120th Street, Mail Code 2206
                               New York, New York 10027

   copy to:                    General Counsel
                               Columbia University
                               110 Low Memorial Library
                               535 West 116th Street, Mail Code 4308
                               New York, New York 10027

   if to HHMI - (for purpose   Howard Hughes Medical Institute
   of Section 13(b)only):      Office of the General Counsel
                               4000 Jones Bridge Road
                               Chevy Chase, Maryland 20815

   if to the Company, to:      Joseph K. Pagano
                               Sentigen Corp.
                               434 East Cooper Avenue, Suite 201
                               Aspen, Colorado 81611

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

   copies to:                  Joseph K. Pagano
                               Prime Cellular, Inc.
                               580 Marshall Street
                               Phillipsburg, New Jersey 08865

                               David A. Miller, Esq.
                               Graubard Mollen & Miller
                               600 Third Avenue
                               New York, New York 10016

or to such other address as a party may specify by notice hereunder.

            20. Assignment. This Agreement and the rights and obligations hereunder may not be assigned by either party without the written consent of the other party; except that Columbia shall not unreasonably withhold its consent that such rights and obligations hereunder may be transferred to a successor to the Company's business, whether by merger, or sale of all or substantially all of the Company's assets, and that failure by Columbia to object to any purported assignment, merger or asset sale by the Company within twenty (20) days of receipt of notice requesting consent thereto shall be deemed to be Columbia's consent thereto. Any attempt to assign without compliance with this provision shall be void.

            21. Waiver. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party thereafter of the right to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing and signed by an authorized representative of the party against which such waiver is being sought.

            22. Entire Agreement; Amendment. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersede prior and contemporaneous agreements or understandings with respect thereto. This Agreement may be amended only by written agreement duly executed by the parties.

            23. Third-Party Beneficiary. HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement, and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

            24. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to its conflicts of laws provisions.

                         NEXT PAGE IS THE SIGNATURE PAGE

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

            IN WITNESS WHEREOF, Columbia and the Company have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                               THE TRUSTEES OF COLUMBIA UNIVERSITY
                               IN THE CITY OF NEW YORK

                               By: /s/ Jack M. Granowitz
                                   --------------------------------
                                   Jack M. Granowitz, Executive Director,
                                   Columbia Innovation Enterprise

                               SENTIGEN CORP.

                               By: /s/ Joseph K. Pagano
                                   --------------------------------
                                   Name: Joseph K. Pagano
                                   Title: Chief Executive Officer

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